EXHIBIT 10.4

May 11, 2017

Jeffrey M. Slotterback

Re:  Retention Bonus

Dear Jeff:

To incentivize you to remain with and committed to the success of Titan Energy, LLC (the “Company”) and its subsidiaries, the Company is offering you a retention bonus upon the terms and conditions set forth in this letter agreement (“Agreement”).

The Company agrees to make the following payment to you, in addition to your normal salary and benefits, subject to the terms and conditions in this Agreement and your execution and delivery of this Agreement to the Company by May 15, 2017 (the “Delivery Date”):

1.

Retention Bonus. Subject to the conditions set forth below, you will be eligible to receive a cash bonus in an amount equal to $220,000 (the “Retention Bonus”) payable in two installments: the first installment of $73,333 on November 2, 2017 and the second installment of $146,667 on May 2, 2018 (each a “Payment Date”); provided you are actively employed by the Company on each Payment Date.  The Retention Bonus will be paid subject to applicable withholdings and deductions.

2.

Payment Conditions. If you resign your employment with the Company or your employment is terminated for “Cause” (as defined in the Titan Energy, LLC Management Incentive Plan, as in effect on the date hereof), prior to May 2, 2018, you will not be eligible for any unpaid portion of the Retention Bonus.  In the event that your employment is terminated by the Company without “Cause” prior to May 2, 2018, the Company will pay you any unpaid portion of the retention Bonus within sixty (60) days of your termination date; provided, you execute, return and do not revoke a separation agreement and general release of claims in a form acceptable to the Company.

3.

Miscellaneous.  The Retention Bonus shall not be taken into account for purposes of any other compensation or benefit program of the Company and is in addition to and not in lieu of any salary, bonus, benefits or severance to which you may otherwise be entitled.  You may not assign your rights under this Agreement.  The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of its assets).  This Agreement sets forth the entire understanding between the Company and you regarding any retention bonus, and may be changed only by a written agreement signed by you and the Company.  This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.  Notwithstanding any of the above, you remain an “at will” employee of the Company.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

To accept this Agreement, please sign where indicated below, and return in a confidential envelope to Robin Harris, Vice President of Human Resources, Titan Energy, LLC, 1845 Walnut Street, Philadelphia, PA 19103.

Sincerely,

/s/ TITAN ENERGY, LLC
TITAN ENERGY, LLC

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

/s/ Jeffrey M. Slotterback
Jeffrey M. Slotterback